FIRST AMENDMETN TO THE CUSTODY AGREEMENT

THIS Amendment to the Custody Agreement is made and entered into as of this 1st day of November 2018, by and between USCA Fund Trust, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

WHEREAS, the parties have entered into the custody agreement, dated September 12, 2016 (the “Agreement”); and

WHEREAS, the parties desire to update Exhibit B, the funds list of the Agreement; and

WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

USCA FUND TRUST By:/s/ Philip J. Pilibosian Name: Philip J. Pilibosian Title: President	QUASAR DISTRIBUTORS, LLC By:/s/ Anita M. Zagrodnik Name: Anita M. Zagrodnik Title: Senior Vice President___

B-1

EXHIBIT B to the Custody Agreement – USCA Fund Trust

Separate Series of USCA Fund Trust

Name of Series

USCA Premium Buy-Write Fund

 B-2